Execution Version

CONTRIBUTION AGREEMENT

dated as of January 30, 2013

among

GRYPHON GOLD CORPORATION
BOREALIS MINING COMPANY LLC
WATERTON GLOBAL VALUE, L.P.

and

BOREALIS HOLDINGS LLC

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TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

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SCHEDULES

Schedule 1.1(a)	Transaction Documents
Schedule 3.1(b)	Corporate Status and Authority of the Seller
Schedule 3.2	Organization, Authority and Qualification of the Company
Schedule 3.4(b)	Governmental Consents
Schedule 3.5	Financial Statements
Schedule 3.6	Liabilities
Schedule 3.7(a)	Real Property
Schedule 3.7(b)	Personal Property
Schedule 3.7(d)	Royalties
Schedule 3.7(e)	Reserves
Schedule 3.8(a)	Material Contracts
Schedule 3.8(b)	Material Contracts in Default
Schedule 3.9	Affiliate Arrangements
Schedule 3.10(a)	Permits
Schedule 3.10(b)	Compliance with Permits
Schedule 3.10(c)	Permit Applications
Schedule 3.10(d)	Bonds
Schedule 3.11(a)	Litigation
Schedule 3.11(b)	Governmental Order
Schedule 3.12	Tax Returns
Schedule 3.13	Material Adverse Effect
Schedule 3.14(a)	Environmental Compliance
Schedule 3.14(b)	Release of Hazardous Materials
Schedule 3.14(c)	Use of Hazardous Materials
Schedule 3.14(d)	Underground or Above Ground Storage Tanks
Schedule 3.15	Insurance
Schedule 3.16	Bank Accounts
Schedule 3.17	Employees, Independent Contractors and Consultants
Schedule 3.18	Top 10 Suppliers
Schedule 3.19	Employee Benefit Plans
Schedule 4.2	Conflicts

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CONTRIBUTION AGREEMENT

     This CONTRIBUTION AGREEMENT, dated as of January 30, 2013 (this “Agreement”), is by and among Gryphon Gold Corporation, a corporation organized and existing under the laws of Nevada (“Gryphon” or “Seller”), Borealis Mining Company LLC, a limited liability company organized and existing under the laws of Nevada (the “Company”), Waterton Global Value, L.P., by its Investment Manager, Altitude Management Limited (“Waterton”) and Borealis Holdings LLC, an Affiliate of Waterton (“Holdings”, with Waterton and Holdings, collectively, together with their successors and assigns, being collectively referred to as the “Purchaser”). The Seller, the Company, Waterton and Holdings are each referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

     A. WHEREAS, Waterton established in favor of Gryphon a senior secured, non-revolving credit facility (the “Facility”) pursuant to a Senior Secured Gold Stream Credit Agreement, dated April 18, 2012, entered into among Gryphon, as the borrower, the Company, as the guarantor, and the Purchaser, as the lender, (as amended, modified, supplemented or restated, the “Credit Agreement”).

     B. WHEREAS, upon the terms and subject to the conditions contained herein, the Seller desires to sell and transfer, and the Purchaser desires to purchase and acquire, sixty percent (60%) of the issued and outstanding ownership and membership interests of the Company in consideration of Waterton’s forgiveness of a portion of the Facility, in accordance with the terms and provisions set forth herein.

AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

     1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for all purposes of this Agreement, and certain terms defined in the text of this Agreement similarly shall have the meanings therein given for all purposes of this Agreement:

     “Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person, where “control” as used with respect to any Person shall mean the power to direct the business and affairs of such Person, as evidenced by equity ownership of ten percent (10%) or greater, or by agreement or otherwise.

     “Agreement,” “this Agreement,” “herein,” “hereunder,” “hereof,” “hereby” or other like words shall mean this Contribution Agreement as originally executed and as modified, supplemented or amended pursuant to the applicable provisions hereof.

     “Balance Sheet” shall have the meaning specified in Section 3.5 hereof.

     “Balance Sheet Date” shall have the meaning specified in Section 3.5 hereof.

     “Bonds” shall have the meaning specified in Section 3.10(d) hereof.

     “Business” shall mean the exploration, mining, processing and sale of Metals, including mining, processing, marketing and selling gold, together with the ownership, management and operation of the Real Property and the Personal Property and all other business, operations and activities conducted by the Company.

     “Business Day” shall mean a day other than any Saturday, Sunday or legal holiday in Denver, Colorado and Toronto, Ontario.

     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended, and any successor federal Law or any similar state or local Law.

     “Claim Notice” shall have the meaning specified in Section 8.3(a) hereof.

     “Class A Units” means the class of units of the Company that are a measure of a member’s share of net profit and net loss of the Company and which are designated as the “Class A Units.”

     “Closing” shall have the meaning specified in Section 2.2 hereof.

     “Closing Date” shall have the meaning specified in Section 2.2 hereof.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Contracts” shall mean all contracts, leases, deeds, mortgages, licenses, instruments, notes, guaranties, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

     “Credit Agreement” shall have the meaning specified in the Recitals.

     “Disclosure Schedules” shall have the meaning specified in Section 5.2(a) hereof.

     “Environmental Laws” shall mean all applicable federal, state, and local statutes, ordinances, regulations, rules, Laws, permits, or common law duty or claim pertaining to the generation, production, installation, use, storage, treatment, handling, distribution, transportation, processing, release, threatened release, recycling, or disposal of pollution, contaminants or Hazardous Materials, noise control, the protection of human health, natural resources or the environment, reclamation, restoration or Releases, including to human health, natural resources or the environment or reclamation, including the Clean Air Act, 442 U.S.C. § 7401 et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. § 1401 et seq.; the Noise Control Act, 42 U.S.C. § 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; National Environmental Policy Act, 42 U.S.C. §§ 4321, et seq.; Mine Safety and Health Act, 30 U.S.C. §§ 801, et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste, Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right to Know Act, and the Radon Gas and Indoor Air Quality Research Act; the Hazardous Material Transportation Act, 49 U.S.C. § 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and the Nuclear Waste Policy Act of 1982, U.S.C. § 1010 et seq.; the Endangered Species Act, 16 U.S.C. 1531 et seq.; the Federal Land Policy and Management Act, 43 U.S.C. 1701 et seq.; the Surface mining Control and Reclamation Act, 30 U.S.C. 1201 et seq.; or any state corollary of any of the foregoing or any other plans, rules regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances now or hereafter in effect.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     “ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

     “Facility” shall have the meaning specified in the Recitals.

     “Financial Statements” shall have the meaning specified in Section 3.5 hereof.

     “FIRPTA Certificate” shall have the meaning specified in Section 6.1(b)(v).

     “Governmental Authority” shall mean the government of any nation and any state, provincial, territorial, divisional, county, regional, city and other political subdivision thereof, any tribal, aboriginal or native government or corporation, and any union or commonwealth of multiple countries, such as the European Union, and any entity, court, arbitrator or board of arbitrators, agency, department, commission, board, bureau, regulatory authority or instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions, and any applicable securities exchange or securities regulatory authority.

     “Governmental Order” means any order, writ, judgment, injunction, decree, demand, stipulation, determination or award entered or ordered by or with any Governmental Authority.

     “Hazardous Materials” shall mean any pollutants, contaminants, substances, radiation, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, heavy metals, natural or man-made elements or forces (including, without limitation, petroleum, gasoline, diesel range organics, or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

     “Indemnitee” shall mean any Person which may be entitled to seek indemnification pursuant to the provisions of Sections 8.1 or 8.2 hereof.

     “Indemnitor” shall mean any Person which may be obligated to provide indemnification pursuant to Sections 8.1 or 8.2 hereof.

     “IRS” shall mean the Internal Revenue Service.

     “Knowledge” of a particular fact, circumstance or other matter means that (a) the individual in question is actually aware of such fact or other matter; or (b) a reasonable business person employed in the position of the particular individual should know such fact or matter or would reasonably be deemed negligent if he failed to discover or otherwise become aware of such fact, circumstance or other matter in the course of owning such assets or operating such business.

     “Knowledge of the Seller,” “the Seller’s Knowledge” or “Known to the Seller” or other like words shall mean the Knowledge of the directors, officers and managers of the Seller and its Affiliates, including: Jim O’Neil, Donald Tschabrun, Lisanna Lewis, and Robert Cassinelli.

     “Laws” shall mean any law, statute, code, ordinance, treaty, order, rule, regulation, mandatory policy or guideline, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement (including Environmental Laws, the Permits, energy regulations, occupational, safety and health standards or controls, and taxation laws) of any Governmental Authority and any common law principle, doctrine or judgment relating thereto or interpreting the application thereof.

     “Leased Real Property” shall have the meaning specified in Section 3.7(a)(vii) hereof.

     “Liability” or “Liabilities” shall mean any liability, obligation, loss, cost, damage or contingency, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted or arising.

     “Liens” shall mean any mortgage, deed of trust, debenture, lien, pledge, charge, security interest, hypothecation, indenture, preferential right, assignment, option, production payment, easement, right-of-way, adverse interest, defect in title, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or other lien or encumbrance of any kind or nature or any collateral security instrument in, on or to, or any right or interest, or the title of any vendor, lessor, lender or other secured party to, or interest or title of any Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, the signing of any mortgage, deed of trust, pledge, charge, security agreement, hypothecation, indenture, assignment or similar instrument, or the signing or filing of a financing statement, personal property security act filing or other similar instrument, which names such Person as debtor, or the signing of any security agreement or other similar Instrument authorizing any other party as the secured party thereunder to file any financing statement, personal property security act filing or other similar instrument. A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness, which indebtedness is deemed to be extinguished under GAAP but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.

     “LLC Agreement” has the meaning specified in Section 6.1(e).

     “Loss” or “Losses” shall mean any and all losses, costs, damages, demands, penalties, liabilities, judgments, deficiencies, fines, fees, or settlements; response costs, remedial costs, investigation costs, assessment costs, reclamation costs, or inspection costs; expenses (including interest on any amount payable to a third party as a result of the foregoing); liabilities on account of Taxes (including interest and penalties thereon); and any legal, accounting, auditing, consulting, or other expenses reasonably incurred in connection with investigating, preparing, prosecuting or defending any claims, actions or Proceedings, whether or not resulting in any liability.

     “Material Adverse Effect” shall mean (i) with respect to any Person, (A) any change in the business, assets, financial condition, or results of operations of such Person which is materially adverse to such Person or such Person’s properties, assets or operations, taken as a whole, (B) any change in the business, assets, financial condition, or results of operations of such Person resulting, or reasonably expected to result, in a Loss therefrom in excess of One Million Dollars ($1,000,000), or (C) any change in the revenues, costs or relations with employees, agents, lessees, customers, suppliers or counter-parties to contracts of such Person resulting, or reasonably expected to result, in a Loss therefrom in excess of One Million Dollars ($1,000,000); and (ii) with respect to the Seller, in addition to the items in clause (i) hereof, (x) any circumstance resulting in, or reasonably expected to result in, a suspension, cessation, termination or material delay of gold mining operations on the Real Property in excess of one (1) week (other than for normal, scheduled maintenance) or (z) the Seller shall have received a notice of a material breach, default or notice of non-performance from any lessor under a Real Property Lease (and such alleged breach, default or notice would result, or is reasonably expected to result, in a Loss in excess of One Million Dollars ($1,000,000), and all applicable cure periods (if any) have expired. In each case, Material Adverse Effect shall be determined whether attributable to a single occurrence or event or an aggregation of circumstances or events.

     “Material Contracts” shall have the meaning specified in Section 3.8(a) hereof.

     “Membership Interest Assignment” shall mean the membership interest assignment substantially in the form of Exhibit A hereto.

     “Metals” means gold, silver, nickel, lead, zinc, molybdenum, copper, cobalt, and all other metals, minerals, ores and similar substances.

     “Notice Period” as applied to any Third-Party Claim for which an Indemnitee seeks to be indemnified pursuant to this Agreement, shall mean the period ending the earlier of the following:

     (i) thirty (30) days after the time at which the Indemnitee either (A) received notice or otherwise became aware of such Third-Party Claim, or (B) completed an active investigation of circumstances likely to give rise to such Third-Party Claim and, in each case, where such Indemnitee believes or should reasonably believe that such facts or circumstances would give rise to such Third-Party Claim for which such Indemnitee would be entitled to indemnification pursuant to this Agreement; and

     (ii) thirty (30) days after the time at which any Third-Party Claim against the Indemnitee has become the subject of Proceedings before any court or tribunal, or such shorter time as would allow the Indemnitor sufficient time to contest, on the assumption that there is an arguable defense to such Third-Party Claim, such Proceeding prior to any judgment or decision thereon.

     “Ordinary Course of Business” means an action taken by a Person which is (i) consistent with the past practice of such Person and is taken in the ordinary course of the normal day-to day operations of such Person, (ii) not required to be authorized by the Board of Directors of such Person (or by any Person or group of Persons exercising similar authority), and (iii) similar in nature and magnitude to actions customarily taken by such Person in the ordinary course of operations of such Person.

     “Organizational Documents” shall mean with respect to any Person, as applicable, (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization or certificate of formation and the regulations, operating agreement or limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

     “Owned Real Property” shall have the meaning specified in Section 3.7(a)(viii) hereof.

     “Permits” shall have the meaning specified in Section 3.10(a) hereof.

     “Permitted Liens” shall mean (i) Liens granted to Waterton pursuant to the Credit Agreement, (ii) Liens for taxes and assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings as to which adequate reserves are set aside on the books and records of the Seller, (iii) Liens in favor of landlords, carriers, warehousemen, mechanics, workmen and materialmen and construction or similar Liens arising by operation of law or incurred in the Ordinary Course of Business for sums not yet due, which are being diligently contested in good faith and as to which adequate reserves are set aside on the books and records of the Seller and which, individually or in the aggregate are not material in amount, (iv) rights reserved to or vested in any Governmental Authority to control or regulate any Real Property or interests therein in any manner, and (v) easements, rights-of-way, and other similar encumbrances recorded in the public land records and minor irregularities in title which do not, individually or in the aggregate, (A) interfere in any material respect with the Business or the present use of or occupancy of the Real Property, (B) have more than an immaterial effect on the value of the Real Property or its use or (C) impair the ability of the Real Property to be sold for its present use.

     “Person” shall mean any corporation, partnership (whether general, limited or otherwise), limited liability company, trust, association, joint venture, unincorporated organization, governmental entity, agency or branch or department thereof, or any other legal entity, or any natural person.

     “Personal Property” shall mean all right, title, and interest in personal property, tangible and intangible, owned, leased, held or controlled by the Seller, whether of record or beneficially, howsoever characterized and wheresoever located, including all equipment, machinery, motor vehicles, furniture, fixtures, computer hardware, computer software, intellectual property, data, books, records, Contracts, agreements, leases, severed Metals, other minerals and timber and all other personal property and assets and all additions, substitutions, replacements, accessions and attachments to the foregoing.

     “Post-Closing Straddle Period” has the meaning specified in Section 5.3(a).

     “Pre-Closing Straddle Period” has the meaning specified in Section 5.3(a).

     “Pre-Closing Tax Period” means a Tax period ending on or prior to the Closing Date.

     “Preliminary Disclosure Schedules” shall have the meaning specified in Section 5.2(a) hereof.

     “Proceeding” shall mean any action, suit, claim, investigation or proceeding, whether brought before or to be determined by a Governmental Authority, arbitrator, mediator, other alternative dispute resolution mechanism or otherwise.

     “Project” shall mean the gold mining activities, operations and facilities on or associated with any portion of the Real Property and the exploration for, drilling for, mining, production, processing, preparation or sale of gold and other Metals and all reclamation, investigation, assessment, restoration, mitigation and remediation activities or requirements associated therewith, including office and administrative buildings, mine pits, mine openings, air shafts, preparation and processing plants, adsorption desorption recovery plants, stockpiles, heap leach piles, waste dumps, underground injection wells, retention and drainage ponds, unfinished reclamation areas, loading and storage facilities, rail loadout facilities, wells, drill pads, drill sites, disposal ponds, pipelines, compressor stations, and other associated facilities.

     “Property Taxes” shall mean ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by any Governmental Authority in connection with such Taxes) based upon operation or ownership of the Real Property or the production of ores or minerals therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes and (b) Transfer Taxes.

     “Purchase Price” shall have the meaning specified in Section 2.1(b) hereof.

     “Purchased Membership Interest” shall have the meaning specified in Section 2.1(a) hereof.

     “Purchaser” shall have the meaning specified in the preamble hereof, together with its successors and assigns.

     “Purchaser Indemnities” shall have the meaning specified in Section 8.1 hereof.

     “Real Property” shall mean all right, title, estate and interest in real property, whether owned, leased, held or controlled, whether of record or beneficially, howsoever characterized and wheresoever located, including all fee, surface and mineral estates, fee interests, patented mining claims, unpatented mining claims, unpatented millsite claims, tunnel claims, leases water rights, options, tenements, hereditaments, appurtenances and other interests appertaining, belonging, affixed or incidental thereto and all rights-of-way, easements, servitudes, access rights and licenses associated therewith and all additions, substitutions, replacements, accessions and attachments to the foregoing.

     “Real Property Leases” shall have the meaning specified in Section 3.7(a)(vii) hereof.

     “Release” shall mean any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal or other release, whether intentional or unintentional, of Hazardous Materials from any source (including the real property and property adjacent to such parcel) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage or disposal systems at, on, from, above or under such parcel of real property or any other property.

     “Royalties” shall have the meaning specified in Section 3.7(d).

     “Seller” shall have the meaning specified in the preamble hereof.

     “Straddle Period” shall mean any Tax period beginning before, and ending after, the Closing Date.

     “Seller Indemnitees” shall have the meaning specified in Section 8.2.

     “Seller Income Tax Returns” shall have the meaning specified in Section 5.3(b).

     “Separate Account Agreement” means that certain account agreement dated April 16, 2012 between Whitney & Whitney, Inc., as agent for the Owners, Richard J. Cavell Trust, dated February 23, 1994, Hardrock Mining Company and John Whitney and the Company.

     “Taxes” or “Tax” (and, with correlative meanings, “Taxable” or “Taxing”) shall mean, with respect to any Person, (i) all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, state, local, provincial or foreign government or any agency or political subdivision of any such government, which taxes shall include income, gross receipts, net proceeds, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental, mineral, unmined minerals, abandoned mined land fee, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, advance corporation, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, with respect to which such Person could be held liable; and (ii) any Liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (x) being a transferee (within the meaning of Section 6901 of the Code) of another Person, or (y) being a member of an affiliated or combined group.

     “Tax Contest” shall mean any audit, examination, claim, suit, action or other Proceeding relating to Taxes in which an adjustment to Taxes may be proposed, collected or assessed.

     “Tax Returns” shall mean all federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, and information returns or statements, and any amendments thereof (including any related or supporting information or Schedule attached thereto) required to be filed with any Taxing authority in connection with any Tax or Taxes.

     “Tax Sharing Agreement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between the Company and any other Person, other than pursuant to commercially normal provisions of leases, licenses, loans and similar agreements entered into in the ordinary course of business.

     “Third-Party Claims” shall mean any and all Losses which arise out of or result from (i) any claims, suits, actions, proceedings, liabilities, obligations, losses or damages asserted against an Indemnitee by any Person not a party hereto, (ii) any rights of any Person not a party hereto asserted against an Indemnitee, or (iii) any Liabilities of, or amounts payable by, an Indemnitee to any Person not a party hereto arising out of clauses (i) or (ii), including claims or actions asserted against an Indemnitee by any Governmental Authority on account of Taxes and Environmental Laws; provided, however, that the term “Person” as used for purposes of this definition of Third-Party Claims shall be deemed to exclude any Affiliate, partner, director or officer of any party hereto.

     “Transaction Documents” shall mean the Transfer Documents, the LLC Agreement, an amendment to the Credit Agreement, the Transition Services Agreement and such other agreements, documents and instruments set forth in Schedule 1.1(a) hereto.

     “Transfer Documents” shall mean (i) the Membership Interest Assignment, (ii) the unit powers, stock powers, instruments of transfer and other documents and instruments by which the Seller shall convey and transfer the Purchased Membership Interest to the Purchaser, and (iii) such other conveyance documents or instruments as are necessary or appropriate to convey and transfer the Purchased Membership Interest to the Purchaser.

     “Transfer Taxes” shall have the meaning specified in Section 5.3(e) hereof.

     “Transition Services Agreement” shall mean that certain Transition Services Agreement of even date herewith among the Seller, the Company and the Purchaser, substantially in the form of Exhibit C hereto, whereby the Seller agrees to provide certain services to the Company after the Closing Date related to the conduct and operations of the Business and the development and operation of the Project, as amended, modified, supplemented or restated from time to time.

     “Valuation and Allocation Schedule” shall have the meaning specified in Section 5.3(d) hereof.

     1.2 Rules of Interpretation.

          (a) The singular includes the plural and the plural includes the singular.

          (b) The word “or” is not exclusive.

          (c) References to any Person includes such Person’s successors and assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

          (d) The words “include,” “includes” and “including” do not create or imply a limitation and shall be deemed to be followed by the phrase “without limitation.”

          (e) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.

          (f) References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

          (g) The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

          (h) References to “days” shall mean calendar days, unless the term “Business Days” shall be used.

          (i) Reference to any applicable Law means, unless specifically provided otherwise, such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any applicable Law means, unless specifically provided otherwise, that provision of such applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

          (j) This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against any Party hereto.

ARTICLE 2
PURCHASE AND SALE; FACILITY FORGIVENESS; CLOSING

     2.1 Purchase and Sale.

          (a) Membership Interest. Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, at the Closing, the Seller shall sell, transfer and assign, and the Purchaser shall purchase and acquire, Six Million (6,000,000) Class A Units of the Company, representing sixty percent (60%) of the issued and outstanding ownership interest in the Company (the “Purchased Membership Interest”), free and clear of any Lien or restriction, except as set forth in the LLC Agreement. The further sale or transfer of the Class A Units will be restricted as set forth in the LLC Agreement, and the Purchased Membership Interest will otherwise be subject to the terms and conditions of the LLC Agreement.

          (b) Purchase Price. Against transfer of the Purchased Membership Interest, and in consideration therefor, on the Closing Date, the Purchaser shall forgive, cancel and discharge a total of $17,000,000 under the Facility, consisting of $13,350,000 in principal of the loan together with all additional amounts owing with respect thereto, which is owed by the Seller and guaranteed by the Company (the “Purchase Price”), whereupon such amount shall be deemed forgiven, discharged, settled and satisfied in full.

     2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Davis Graham & Stubbs LLP on the third (3rd) Business Day after all of the conditions to Closing set forth herein are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Parties may mutually agree upon in writing. The Closing shall be effective as of 12:01 a.m. Mountain time, and the date on which the Closing occurs is referred to herein as the “Closing Date.”

     2.3 Other Deliveries. Without limitation by specific enumeration of the foregoing, at the Closing:

          (a) The Seller shall deliver to the Purchaser certificates (registered in the name of Holdings or as otherwise designated by Waterton) representing 6,000,000 Class A Units of the Company, which shall be equal to sixty percent (60%) of the then issued and outstanding ownership interests in the Company, free and clear of any Lien or restriction, except as set forth in the LLC Agreement, duly endorsed in blank or accompanied by unit powers or other instruments of transfer duly executed in blank;

          (b) The Seller shall deliver or cause to be delivered, as the case may be, to the Purchaser (A) the instruments and certificates required to be delivered by the Seller pursuant to Article 6 hereof, and (B) such other documents, instruments and certificates as the Purchaser shall reasonably request for the purpose of giving effect to the transactions contemplated hereby; and

          (c) The Purchaser shall deliver or cause to be delivered, as the case may be, to the Seller (A) the instruments and certificates required to be delivered by the Purchaser pursuant to Article 7 hereof, and (B) such other documents, instruments and certificates as the Seller shall reasonably request for the purpose of giving effect to the transactions contemplated hereby.

     2.4 Simultaneous Closing. All actions taken at the Closing are to be part of a simultaneous transaction, and no action is to be considered completed until all actions necessary to be completed at the Closing have been completed.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchaser that the statements contained in this Article 3 are true and correct as of the Closing Date, as follows:

     3.1 Corporate Status and Authority of the Seller.

          (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Seller, which authorization constitutes all necessary company action on the part of the Seller for such execution, delivery and performance. This Agreement has been duly executed and delivered by the Seller and, assuming valid execution and delivery by the Purchaser, constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles. Upon the Closing, the Transaction Documents to which the Seller is a party shall be duly executed and delivered by the Seller and shall constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

          (b) The Seller has full corporate power and authority to conduct its business and to own or lease its properties, as presently conducted, owned or leased. The Seller has all necessary governmental approvals, licenses, Bonds and Permits from applicable Governmental Authorities to own, lease and contract for the operation of its properties and to carry on its business as it is now being conducted. The Seller is duly qualified to do business in each jurisdiction in which the nature of its business or the location of its assets requires it to be so qualified. Schedule 3.1(b) lists each jurisdiction in which the Seller is qualified to do business.

     3.2 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.2 sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has all necessary governmental approvals, licenses, Bonds and Permits from applicable Governmental Authorities to own, lease and operate the Real Property and the Project and to conduct the Business as it is now being conducted. All company actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

3.3 Membership Interest Authorized.

          (a) The authorized capital of the Company consists of 15,000,000 Class A Units, of which 10,000,000 Class A Units are issued and outstanding. All of the Class A Units have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Seller, free and clear of any Lien or restriction, except as set forth in the LLC Agreement. Upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all of the Purchased Membership Interest, free and clear of any Lien or restriction, except as set forth in the LLC Agreement. Other than the Class A Units, there are no other membership interests or ownership interests in the Company. As of the Closing Date, the Class A Units are the only measure of a member’s share of net profit and net loss of the Company.

          (b) Effective as of the Closing and the consummation of the transactions contemplated hereby, the authorized capital of the Company will consist of 15,000,000 Class A Units, of which 10,000,000 Class A Units will be issued and outstanding as fully paid and non-assessable interests in the ownership of the Company, of which the Purchaser, as of the Closing, will own 6,000,000 shares of Class A Units and the Seller, as of the Closing, will own 4,000,000 Class A Units.

          (c) All of the Class A Units were issued in compliance with applicable Laws. None of the Class A Units were issued in violation of any agreement, arrangement or commitment to which the Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Class A Units of the Company or the Company to issue or sell any Class A Units. Other than the Credit Agreement and related security documents and the LLC Agreement, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Class A Units. Except as set forth in the Credit Agreement and the Credit Documents (as defined in the Credit Agreement), the Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

     3.4 No Conflicts, Etc.

          (a) Charter Documents; Consents; Liens. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (i) result in any conflict with or violation of the Organizational Documents of the Seller, (ii) result in any breach or violation of or default under, or give rise to a right of termination, rescission, acceleration or modification, or result in the creation or imposition of any Lien under, any statute, regulation, judgment, order or decree, or any mortgage, deed of trust, indenture, security agreement, pledge or any other similar instrument to which the Seller or the Company is a party or by which its properties or assets are bound, (iii) result in any material breach, violation or default, or give rise to a right of termination, rescission, acceleration or modification, under any Material Contract, Permit, Bond or any Real Property Lease, (iv) require the consent, notice or other action by any Person, including under any Contract (including Material Contracts and Real Property Leases), Permit or Bond to which the Seller or the Company is a party or by which the Seller, the Company, the Business or any Real Property is bound or subject, or (v) result in the creation or imposition of any Lien other than Permitted Liens on all or any portion of the Company, its assets or its Real Property.

          (b) Governmental Consents. Except as set forth in Schedule 3.4(b), no consent, approval or authorization of or filing with any Governmental Authority is required on the part of the Seller or the Company in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

     3.5 Financial Statements. Schedule 3.5 sets forth audited balance sheets as of, and income statements and statements of cash flow for the years ending, March 31, 2012, 2011 and 2010 of the Seller and an unaudited balance sheet of the Seller as of September 30, 2012 (with September 30, 2012 being referred to as the “Balance Sheet Date” and the unaudited balance sheet as of such date being referred to as the “Balance Sheet”), together with unaudited income statements and statements of cash flow for the 6-month period then ended (all of the foregoing being collectively referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied and in conformity with the books and records and historical practice of the Seller, and are true and correct in all material respects and present fairly the assets, liabilities, revenues, expenses and results of operations of the Seller for the relevant periods to which they relate.

     3.6 Absence of Undisclosed Liabilities.

          (a) Except as set forth on Schedule 3.6, the Company has no Liabilities of any nature whatsoever other than those that are reflected or reserved against in the Balance Sheet.

          (b) As of the Closing, the Company shall have no monetary debt, obligation or Liability issued, outstanding or owing to the Seller.

     3.7 Assets.

          (a) Real Property.

          (i) Schedule 3.7(a) sets forth a true and complete list of all Real Property owned, leased, licensed or otherwise held, controlled or used by the Company, whether of record or beneficially, and such Schedule (i) accurately and completely describes each portion of the Real Property, (ii) indicates whether such Real Property is owned, leased, licensed or otherwise held, controlled or used by the Company, and (iii) describes the Company’s interest therein, including whether it includes the surface, the minerals, water or other rights;

          (ii) The Company is the exclusive owner or lessee of, and has good title to the unpatented mining claims and millsite claims set forth in Schedule 3.7(a), which ownership and title is, subject to Permitted Liens, superior and paramount to any adverse claim or right of title which may be rightly asserted, and subject further only to the paramount title of the United States and to the rights, if any, of third parties to the lands within such unpatented mining claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955;

          (iii) With respect to the unpatented mining claims and unpatented millsite claims listed on Schedule 3.7(a): (A) the Company is in exclusive possession thereof, free and clear of all Liens, claims, encumbrances or other burdens on production, other than Permitted Liens; (B) all such claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations; (C) assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, was timely and properly performed on or for the benefit of the claims, and affidavits evidencing such work were timely recorded; (D) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims have been timely and properly paid, and affidavits or other notices evidencing such payments as required under federal or state laws or regulation have been timely and properly filed and recorded; (E) all filings with the Bureau of Land Management with respect to such claims which are required under the Federal Land Policy and Management Act of 1976 have been timely and properly made; and (F) there are no actions or administrative or other proceedings pending or to the best of the Seller’s knowledge threatened against or affecting any of the claims. In addition, with respect to each of the unpatented mining claims listed on Schedule 3.7(a), the Seller represents that, to its knowledge, such unpatented mining claims have been relocated or remonumented as necessary, and that evidence of such relocation or remonumentation has been timely and properly recorded, all in compliance with the provisions of N.R.S. Chapter 517;

          (iv) Except as disclosed in Schedule 3.7(a), the Company has valid and effective rights to its leased property, free and clear of Liens, except for Permitted Liens;

          (v) All taxes, charges, rates, levies and assessments that, if unpaid, would create a Lien or charge on any Real Property or any portion thereof, have been paid in full;

          (vi) All contractors, subcontractors, agents and other Persons providing services, materials or labour on or for the benefit of any Real Property have been paid in a timely manner for all work performed or services, goods or labour provided, on or with respect thereto

          (vii) Schedule 3.7(a) specifies all Real Property leased or subleased by the Company (“Leased Real Property”) and describes the leases and subleases related thereto (the “Real Property Leases”). The Seller has delivered or made available to the Purchaser true and complete copies of all Real Property Leases. With respect to the Leased Real Property and the Real Property Leases, except as otherwise specified on Schedule 3.7(a):

               (A) Each Real Property Lease is a valid and binding agreement of the Company, and to the Knowledge of the Seller, each of such other parties thereto in accordance with its terms, and the Company enjoys peaceful and undisturbed possession of each Real Property Lease;

               (B) Except as disclosed on Schedule 3.7(a) the Company is not in material breach or default under any such Real Property Lease, and to the Knowledge of the Seller, no event has occurred which, with the passage of time or expiration of any grace period, would constitute such a material breach or default of the Company’s obligations under such Real Property Lease, and to the Knowledge of the Seller, no other party to any such Real Property Lease is in material default thereunder. Neither the Seller nor the Company has received a written, or to the Knowledge of the Seller other, notice of default with respect to any such Real Property Lease;

               (C) The Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Real Property Lease or any portion thereof;

               (D) Except for Permitted Liens, no Real Property Lease has been mortgaged, deeded in trust or subjected to a Lien;

               (E) Except as specified on Schedule 3.7(a) no Real Property Lease requires the consent of the lessor to the sale, transfer, conveyance or assignment of the Company;

               (F) With regard to the Real Property, the Company has adequate and appropriate legal rights of ingress and egress to such Real Property and all buildings, structures, facilities, fixtures and other improvements thereon, including those easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport any Metals by such methods as currently conducted; and

               (G) Other than Permitted Liens, there are no other matters or conditions that, to the Knowledge of the Seller, would adversely affect the rights of the Company to the Real Property.

          (viii) Schedule 3.7(a) specifies all Real Property owned by the Seller (“Owned Real Property”), including the record title holder of the Owned Real Property. With respect to each such parcel of the Owned Real Property, except as otherwise specified on Schedule 3.7(a):

               (A) The Company has adequate and appropriate legal rights of ingress and egress to such Owned Real Property and all buildings, structures, facilities, fixtures and other improvements thereon, including those easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport any Metals by such methods as currently conducted;

               (B) There are no pending, or to the Knowledge of Seller, threatened condemnation or expropriation proceedings, lawsuits or administrative actions or any other material matters adversely affecting the current and contemplated use, occupancy or value of the Owned Real Property;

               (C) No material Owned Real Property serves any adjoining property for any purpose inconsistent with the use of the Owned Real Property;

               (D) There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property;

               (E) No tenant, lessee or other Person in possession of any Owned Real Property has any option or right to purchase or holds any right of refusal to purchase any such properties;

               (F) Other than Permitted Liens, there are no other matters or conditions that, to the Knowledge of the Seller, have had or would reasonably be expected to have a Material effect on the Owned Real Property or the use thereof.

          (ix) The Seller has provided to the Purchaser, to the extent requested, the following data and information related to any portion of the Real Property: geological data, reserve data, existing mine maps, surveys, core hole logs and associated data, minerals measurements, mineral sample data, lithologic data, reserve calculations or reports, mine plans, mine plan maps, mining permit applications and supporting data, engineering studies, reclamation reports and all other books and records, information, maps, reports and data.

          (x) There does not exist any pending or, to the Knowledge of the Seller, threatened condemnation action or any other action by a Governmental Authority to impose or enforce any land use or land use restriction that would reasonably be expected to materially affect or materially impair the present or proposed use or operation of the Real Property.

          (xi) All material buildings, structures and other improvements located upon the Real Property are in working order and repair (normal wear and tear excepted), have been operated and maintained in the Ordinary Course of Business consistent with prudent mining industry standards and are in suitable and adequate condition for use consistent with past practices and prudent mining industry practices.

          (b) Personal Property.

          (i) All Personal Property (other than ore and Metals that have been extracted) owned or leased by the Company that (i) in the case of any such owned property, has a net book value as of the Balance Sheet Date of Fifty Thousand Dollars ($50,000.00) or more, or (ii) in the case of any such leased property, requires aggregate annual payments by the Seller in excess of Fifty Thousand Dollars ($50,000.00), is listed on Schedule 3.7(b).

          (ii) Each lease of Personal Property is in full force and effect as against the Company and, to the Knowledge of the Seller, as against each other party thereto, and the Company is, and at all times has been, in compliance in all material respects with all terms and conditions of each such lease. There is no existing material breach or default by the Company under any such lease, or, to the Knowledge of the Seller, there is no existing material breach or default by any other party thereto. Except as set forth on Schedule 3.7(b) hereof, the Company has neither committed nor received written notice of any act or omission that constitutes or, with the passage of time or the giving of notice or both, would constitute a material violation of or default under any such lease, and the Seller has not granted to any Person a security interest in the leasehold interest in any such lease. True and complete copies of each lease of Personal Property have been delivered to the Purchaser.

          (c) Intellectual Property. The Company has no owned or licensed intellectual property (including patents, patent applications, trademarks, service marks, trade names, copyrights and know-how) that is material to the Company or the ownership or operation of the Project or the Business.

          (d) Royalties. Set forth on Schedule 3.7(d) is a true and complete list of all royalties (of any type and nature, and howsoever characterized) payable on or from the production or sale of Metals from the Real Property (the “Royalties”), including an accurate identification of the properties from which such royalties are payable, the type of royalty and the percentage interest of such royalty. Except as set forth on Schedule 3.7(d), the Company has fully, timely and properly paid all such Royalties and neither the Seller nor the Company has received any unresolved notice of default, notice of nonpayment or notice of audits in connection with the payment of such Royalties.

          (e) Reserves. Schedule 3.7(e) sets forth the most recent internal estimates of the Seller’s reserves, which are believed to be economically recoverable by existing production methods under current economic conditions, including a calculation of such amounts and a description of the methodology used to determine such reserves. While the estimates set forth in Schedule 3.7(e) have been relied upon by the Seller and the Company in the conduct of their own affairs, they are “forecasts” within the meaning of Section 3.20 of this Agreement and do not constitute a representation or warranty that such reserves will be actually recoverable.

     3.8 Material Contracts.

          (a) Schedule. Schedule 3.8(a) lists all written Contracts of the following types to which the Company is a party or by which the Company is bound or by which the Project or the Real Property are bound or to which the Project or the Real Property are subject (collectively, the “Material Contracts”):

          (i) Any Real Property Lease;

          (ii) Any guaranty of or bond, surety, insurance or other performance guaranty given to or held in favor of, the Company or that benefit the Project or any portion of the Real Property;

          (iii) Any guaranty, bond, surety, insurance, letter of credit, trust account, deposit account, blocked account or other arrangement that benefit the Company, the Project or any portion of the Real Property or that are entered into in connection with any dispute or litigation related to the Company, the Project or any portion of the Real Property, including the Separate Account Agreement;

          (iv) Any joint venture agreement, limited liability company operating agreement or general or limited partnership agreement;

          (v) Any mortgage, deed of trust, loan or trust indenture, loan or credit agreement, security agreement and other agreements and instrument relating to the borrowing of money;

          (vi) Any corporate guarantee provided directly by the Company of any obligations of any of its Affiliates or any other Person to the extent such guarantee relates to an Assumed Liability;

          (vii) Any letter of credit, surety bond or other credit support instrument issued by any insurance company, bank or other financial institution for the account or benefit of the Company;

          (viii) Any agreement for the (A) sale, lease, sublease or other disposition of any Real Property, (B) any option agreement, right of first refusal, right of first offer or other right or preference by or in favor of any Person with respect to any Real Property, or (C) purchase or lease by the Company of any Real Property that is not otherwise listed on Schedule 3.8(a);

          (ix) Any agreement for the (A) sale of any Personal Property listed on Schedule 3.7(b), or (B) lease to any Person of any Personal Property listed on Schedule 3.7(b) or any lease for Personal Property requiring an aggregate payment by the Seller of Fifty Thousand Dollars ($50,000) or more in any single year;

          (x) Any agreement providing for the employment of any Person, as an officer, employee or consultant, with annual salary or bonus payments aggregating in excess of Seventy Thousand Dollars ($70,000);

          (xi) Any agreement providing for the payment or receipt of license fees, commissions or royalties to or from any Person in excess of Fifty Thousand Dollars ($50,000) annually that is not listed in Schedule 3.7(d);

          (xii) Any collective bargaining agreements or agreements that contain any severance pay liabilities or obligations (other than general corporate policies or practices);

          (xiii) Any bonus, deferred compensation, pension, profit-sharing, stock option or purchase plans, retirement retainer, or incentive plans, or other material employee benefit plans or agreements other than as provided on Schedule 3.8(a);

          (xiv) Any non-competition agreement, area of mutual interest agreement or other agreement limiting the freedom of the Company or its Affiliates to compete in any line of business, or in any area, or with any Person, or to acquire any Real Property or interest therein, or that in any way limits or restricts the ability of the Company to engage in any business or to acquire any property;

          (xv) Any agreement with a Governmental Authority;

          (xvi) Any agreement that provides for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person; and

          (xvii) Any other agreements, contracts and commitments which are not of a type referred to in Paragraphs (i) through (xv) above and are material to the Company or the operation of the Business, or have a term of one (1) year or more and require payment or provide for the receipt by the Company after the date hereof of more than Fifty Thousand ($50,000).

          (b) Effectiveness. True and complete copies of all Material Contracts have been provided to the Purchaser. Except as set forth on Schedule 3.8(b), each Material Contract is valid and binding and in full force and effect in accordance with its terms as against the Company and, to the Knowledge of the Seller, is valid and binding as to the other parties thereto, except as may be limited by laws affecting bankruptcy, insolvency, reorganization, moratorium or creditors rights generally, or by general equitable principles. Except as set forth on Schedule 3.8(b), the Company is not in breach or default in the payment or performance or observance of, and the Company has not received written notice of, any act or omission on the part of the Company that constitutes or, with the passage of time or the giving of notice or both, would constitute a default under, any Material Contract. Except as set forth on Schedule 3.8(b), the Company has not delivered any unresolved notice of breach or default to any other party to a Material Contract, and, to the Knowledge of the Seller, no other party is in breach or default in the payment or performance or observance of any term or condition of any Material Contract. No event has occurred which with notice or lapse of time could constitute a breach of or default by the Company under any Material Contract, or to the Knowledge of the Seller, by any other party to such agreement, or that would permit termination, modification, acceleration or other changes of any right or obligation or the loss of any benefit under any Material Contract. The Seller has no Knowledge that any Person intends to terminate or rescind any Material Contract prior to the expiration of its stated term.

     3.9 Affiliate Arrangements. Except as set forth in Schedule 3.9, the Company is not a party to or bound by any Contract, whether or not in the Ordinary Course of Business, with the Seller or any Seller Affiliate, including with respect to loans, guaranties, service agreements, consulting agreements, management agreements, employment agreements, contract mining, equipment leasing, property leasing, office leasing, permit use, surety arrangements, or other business arrangements, and there are no outstanding liabilities, accrued or unaccrued expenses, accrued or unaccrued accounts payable or receivable, advances, payments, Tax-Sharing Agreements or other obligations between the Company, on the one hand, and the Seller, on the other hand.

     3.10 Governmental Authorizations, Compliance with Law.

          (a) Permits. Set forth on Schedule 3.10(a) is a complete and accurate list of all licenses, permits, registrations, jurisdictional determinations, mitigation plans, waivers and other governmental authorizations and approvals that are necessary for, or held by the Company or the Seller for, the ownership or operation of the Company, the Project or the Business (the “Permits”) in each case setting forth the name of the grantor, the name of the grantee, the expiration and renewal date and the amount of bonding obligation with respect to each Permit. Each such Permit has been validly issued, is in full force and effect, and is final, and to the Knowledge of the Seller, no event has occurred that constitutes or, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Permit. All fees and other payments due and owing in connection with such Permits have been paid in full and in a timely manner so as to prevent any lapse, revocation or material breach of such Permit.

          (b) Compliance with Permits. The Company has developed and operated the Project and conducted the Business in compliance in all material respects with all Permits. Except as set forth on Schedule 3.10(b), there is no pending or, to the Knowledge of the Seller, threatened application, petition, complaint, challenge, objection or other pleading or notice of violation or potential liability from any Governmental Authority or third party which challenges or questions the validity of any material rights or operations of the holder under any issued Permit or any Permit application. Except as set forth on Schedule 3.10(b), no Proceeding by any Governmental Authority or third party has been instituted since January 1, 2007 or, to the Knowledge of the Seller is threatened, seeking the suspension, termination, or revocation, or material modification, alteration or amendment, of any Permit or to declare any Permit invalid in any material respect or, to the Knowledge of the Seller, seeking the suspension or termination of the Project or any portion thereof. Except as set forth on Schedule 3.10(b), neither the Seller nor the Company has received any written notice of material noncompliance with respect to any Permit that remains open or unresolved.

          (c) Permit Applications. There are no applications for Permits to be issued by a Governmental Authority with respect to the Business or the Project other than those set forth on Schedule 3.10(c) (the “Applications”). Each Application has been made in a timely fashion in accordance with applicable Laws. Neither the Seller nor the Company has received any communication from the applicable permitting authority with respect to any Application that indicates that such Application has been or will be denied.

          (d) Bonds. All deposits, letters of credit, certificates of deposit, trust funds, surety accounts, bid bonds, performance bonds, reclamation bonds, surety bonds and other financial surety (and all such similar undertakings) required to be provided or posted in connection with the Company, the Project, the Business and the Permits are described on Schedule 3.10(d) (the “Bonds”), and all such Bonds have been posted or provided in full and are in full force and effect. The Bonds are sufficient to own and operate the Project and to conduct the Business in material compliance with the Permits and Laws. The Company and the Project are and have been in compliance in all material respects with all Bonds applicable thereto. No Proceeding by any Governmental Authority or third party has been instituted or, to the Knowledge of the Seller is threatened, seeking the suspension, termination, or revocation, or material modification, alteration or amendment, of any Bond or to declare any Bond invalid in any material respect. The Company and the Project, and the state of reclamation with respect thereto, are “current” or in “deferred status” regarding reclamation obligations and otherwise are and have been in compliance in all material respects with Laws relating to reclamation.

          (e) Compliance with Laws. The Company, the Project and the Business have complied and are currently complying, in all material respects, with all Laws and Permits.

          (f) Violations. To the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by the Company of any Law or Permit, (ii) may constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation, non-renewal, termination of or modification to, or result in the imposition of any new condition on, any Permit, or (iii) may give rise to any obligation on the part of the Company or any owner of the Project or the Business to undertake, or to bear all or any portion of the cost of, any remedial action of a material nature.

          (g) Notice of Violations. Neither the Seller nor the Company has received any notice or other written communication, or to the Knowledge of the Seller any oral communication, from any Governmental Authority or other Person regarding (i) any actual, alleged, possible or potential violation or, or failure to comply in any material respect with, any Law or Permit, (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, non-renewal, termination or modification of any Permit, or (iii) any actual, alleged, possible or potential obligation on the part of the Company to undertake or to bear all or any portion of the cost of any remedial action of a material nature.

     3.11 Litigation; Proceedings.

          (a) Except as set forth in Schedule 3.11(a), there is no Proceeding pending or, to the Knowledge of the Seller, threatened against or involving or affecting the Company, the Closing, the Business, the Project, any Permit, or any portion of any of the foregoing. None of the Proceedings listed on Schedule 3.11(a), if adversely determined, would reasonably be expected to involve, individually or in the aggregate, an award of damages in excess of $100,000.

          (b) Schedule 3.11(b) sets forth a list of each outstanding Governmental Order of any Governmental Authority against or materially affecting the Company or any of its properties requiring the payment of damages or, in the case of an injunction that if not obeyed, would impair, delay or suspend any operation or activity related to the Project or the Business. The Company is in compliance with all of the terms and requirements of each Governmental Order, and no event or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any Governmental Order.

          (c) To the Knowledge of the Seller, there are no existing claims or disputes between the Company and any Person owning, leasing, controlling, occupying or operating lands or realty adjoining or near any of the Project or with respect to adverse possession, the location of boundary lines, encroachments, mineral rights, subsidence, water quality or quantity, flood damage, blasting damage, dust damage, trespass, access rights, transportation of Metals or other materials, waste, nuisance or other similar claims or matters.

          (d) As of the Closing Date, the account established pursuant to, and governed by, the Separate Account Agreement has total funds on deposit of $ $859,334.07.

     3.12 Taxes. Except as set forth in Schedule 3.12:

          (a) The Company has duly and timely filed, or caused to be duly and timely filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company (or the Seller with respect to income or operations of the Company). Such Tax Returns are true, complete and correct in all material respects and were prepared in material compliance with all applicable Laws. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. All material Taxes (whether or not shown to be due on any Tax Return) due and owing with respect to the Company have been timely paid or properly accrued upon the books of the Company. Schedule 3.12 sets forth a schedule of the Tax Returns referred to in this clause (a) with respect to which neither the appropriate taxing authority has completed its examination (with all issues finally resolved) nor the period for assessment of the associated Taxes (taking into account all applicable extensions and waivers) has expired. The unpaid Taxes of the Company did not as of December 31, 2012 exceed the cumulative reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the annual financial statements of the Company (or its predecessors) for the calendar year ending December 31, 2012 (rather than in any notes thereto). The Company has not incurred any liability for Taxes since December 31, 2012, other than in the ordinary course of business. All deficiencies asserted or assessments made as a result of any examination of such Tax Returns have been paid in full.

          (b) There is no unsatisfied liability for Taxes outstanding, proposed in writing or assessed against the Company (or the Seller with respect to income, gains or operations of the Company). No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

          (c) Neither the Seller nor the Company has received written notice of an ongoing, pending, proposed or threatened Claim or other legal proceeding by any taxing authority against the Company or any request for information relating to Tax matters and to the Knowledge of the Seller, there are no pending or threatened Claims or other legal proceedings by a tax authority.

          (d) No written Claim has ever been made by a taxing authority in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is, may be or was subject to Taxes assessed by such jurisdiction or filing Tax Returns in such jurisdiction.

          (e) No private letter rulings, offer in compromise, settlement agreements, closing agreements, ruling requests, notices of proposed deficiency, technical advice memoranda or similar agreements, rulings, or correspondence have been requested from, entered into with or issued by any taxing authority with respect to or in relation to the Company (or the Seller with respect to income, gains or operations of the Company).

          (f) The Company is not a party to any Tax Sharing Agreement, Tax indemnity agreement, closing agreement, settlement agreement, or offer in compromise with any taxing authority.

          (g) There are no Liens (other than Permitted Liens) for Taxes upon the assets of the Company or any portion thereof.

          (h) The Company has materially complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and all material Taxes that the Company has been required to collect or withhold for any employee, independent contractor, creditor, stockholder or other party thereunder, have been duly and timely deducted, withheld or collected and, to the extent required, have been paid to the proper Taxing authority.

          (i) The Company has not been a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor or successor to the Company, other than (in each case) a group of which Seller is the common parent corporation. The Company has no liability for Taxes of any other Person under Section 1.1502 -6 of the income tax regulations promulgated under the Code (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

          (j) The Company has been a party to any transaction (other than a transaction described in Section 355(e)(2)(C) of the Code) within the last two (2) years treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied.

          (k) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

          (l) The Company has not agreed to make, nor are they required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax laws by reason of a change in accounting method or otherwise. The Company has not taken any action that would result in a liability for Taxes in any Post-Closing Tax Period as a result of (i) a change in method of accounting for any Pre-Closing Tax Period, (ii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iii) a prepaid amount received on or prior to the Closing Date, (iv) the completed contract method of accounting or the long-term contract method of accounting, (v) any income that has economically accrued in a Pre-Closing Tax Period, (vi) any agreement with any taxing authority with respect to a Pre-Closing Tax Period, or (vii) any intercompany transactions.

          (m) The Company is not and has not been a party to, or promoters of, a “reportable transaction” within the meaning of Section 6111 of the Code or a Section 1.6011 -4 of the income tax regulations promulgated under the Code.

          (n) No power of attorney that is currently in force has been granted to any Person with respect to any matter relating to Taxes that could affect the Company.

          (o) No holder or prior holder of any interest in the Company has any claim (contractual or otherwise) for any dividend or distribution from the Company as a result of the pass-through to such holder of any income or gain of the Company under the Code or otherwise with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period.

          (p) The Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

          (q) Since September 30, 2012, the Company has not (i) changed a method of accounting for Tax purposes, (ii) entered into any agreement with any taxing authority (including a “closing agreement” under Code Section 7121) with respect to Taxes, (iii) changed an accounting period with respect to Taxes, (iv) filed any amended Tax Return, or (v) made, changed or revoked any material election with respect to Taxes.(r) The Company is, and immediately prior to Closing will be, a disregarded entity for federal and applicable state income Tax purposes.

     3.13 Absence of Changes. Since September 30, 2012, the Company has conducted the Business and operated and maintained its assets and performed, paid and discharged its Liabilities only in the Ordinary Course of Business, and no events or conditions have occurred or been discovered that could reasonably be expected to have a Material Adverse Effect on the Company, the Project or the Business, except as set forth in Schedule 3.13. In addition, except as set forth on Schedule 3.13, since September 30, 2012, the Company has not:

          (a) Incurred any Liabilities or obligations, except Liabilities and obligations incurred in the Ordinary Course of Business;

          (b) Discharged or satisfied any Lien, or paid any obligation or Liability (absolute or contingent), other than Liabilities due and payable in the Ordinary Course of Business or to be discharged or satisfied in connection with the transactions contemplated by this Agreement;

          (c) Changed any accounting practice followed or employed in preparing the Financial Statements or otherwise;

          (d) Increased the compensation (including salary, bonuses, special compensation, severance or termination pay) or benefits of any officer or employee;

          (e) Incurred any long-term indebtedness other than pursuant to the Credit Agreement;

          (f) Disposed of, sold, leased, transferred or assigned, or agreed to dispose of, sell, lease, transfer or assign, any properties, contracts or assets having a net book value as of the date of such disposition, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00), other than in the ordinary course of business;

          (g) Declared, set aside or paid any dividend, distribution, or payment on or with respect to, or issued, sold, purchased or redeemed, any shares or ownership interests or made any commitment therefore, other than distributions by Borealis Mining Company in the Ordinary Course of Business;

          (h) Canceled, waived or forgiven any debts, rights or claims therefor in excess of Fifty Thousand Dollars ($50,000.00), individually or in the aggregate;

          (i) Entered into any transaction for the purchase or sale of goods or services in excess of One Hundred Thousand Dollars ($100,000.00), other than in connection with the transactions contemplated by this Agreement; or

          (j) Revalued any of its assets, including write-downs of inventory or write-offs of accounts receivable, other than in the Ordinary Course of Business.

     3.14 Environmental Compliance.

          (a) Except as disclosed in Schedule 3.14(a), the Company is in compliance in all material respects with all applicable Environmental Laws, and the Project is in compliance in all material respects with all applicable Environmental Laws. Except as disclosed in Schedule 3.14(a), neither the Company nor the Seller has received any written notice of, and to its Knowledge has not been threatened with, any violation, hearing, consent order, corrective action order, cessation order, notice of fine, demand, information request, or penalty, notice of proposed assessment, notice of potential Liability, notice of investigation or other written notice from any Governmental Authority or third party that the Company or any Project is not in compliance with or may have some Liability under any Environmental Laws or Permits or that any Real Property may be subject thereto.

          (b) Except as disclosed in Schedule 3.14(b), there has been no Release of Hazardous Materials on, in, under, over or in any way affecting the Real Property or any portion of the Project, except in accordance with a valid Permit or otherwise in accordance with Environmental Laws.

          (c) Except as disclosed in Schedule 3.14(c), none of the Real Property is or has been used to produce, manufacture, process, generate, store, use, handle, recycle, treat, dispose of, manage, ship or transport Hazardous Materials, other than pursuant to a valid Permit or in compliance with applicable Law.

          (d) Except as disclosed in Schedule 3.14(d), none of the Real Property contains or has contained any underground or above ground storage tanks and no underground or above ground storage tanks have been removed by or on behalf of the Company from such property.

          (e) Neither the Seller nor the Company has received written notice from any Governmental Authority or any other Person that the Company or the Project (or any portion thereof) is, or is alleged to be, a “potentially responsible party” under CERCLA, or in violation of RCRA, CWA or any Environmental Laws. The Company is not undertaking any investigation or remediation, whether voluntary or under a Governmental Order, relating to any Release of Hazardous Materials, and the Project is not subject to any investigation, assessment or remediation, whether voluntary or under a Governmental Order, relating to any Release of Hazardous Materials on or from any portion of the Real Property.

          (f) In all instances where Hazardous Materials are disposed of, treated or stored by the Company or which the Company has permitted to be disposed of, treated or stored on any Real Property as identified in Schedule 3.14(c), and to the Knowledge of the Seller all Hazardous Materials disposed of, treated or stored with respect to the Business and the Project, have in each case been disposed of, treated or stored, as the case may be, in material compliance with all applicable Laws.

          (g) Neither the Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, materially impede or materially increase the costs, associated with the ownership, lease, operation, performance or use of the Project, the Real Property, or the Business of the Company, as currently conducted.

     3.15 Insurance. Schedule 3.15 contains a true and complete list of all policies of fire, property and casualty, liability, workers’ compensation, business interruption and other forms of insurance policies (other than surety or performance bond policies) in effect on the date hereof and maintained by or provided for the benefit of the Company, including policies under which the Company is listed as a co-insured, additional insured or loss payee, but excluding any policies listed in Schedule 3.19. All such policies are in full force and effect on the date hereof, and will continue to be after the Closing, and all premiums, assessments and other charges required thereunder have been paid when due. To the Knowledge of the Seller, there are no denials of coverage or disputes with respect to such policies. The Seller has provided to the Purchaser copies of all policies of insurance set forth on Schedule 3.15. Such insurance policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such insurance policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retroactive premium adjustment or other experience-based liability for prior periods on the part of the Company. All such insurance policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.15, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

     3.16 Bank Accounts. Schedule 3.16 contains a correct and complete list of the names of each bank or other financial institution in which the Company has an account (including lockbox accounts) or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto.

     3.17 Employment Matters.

          (a) Schedule 3.17 contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) current annual base compensation rate; (iv) commission, bonus or other incentive-based compensation; and (v) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 3.17, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

          (b) Except as set forth in Schedule 3.17, the Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and, to the Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Schedule 3.17, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Project, the Company or any of its employees. The Company has no duty to bargain with any Union.

          (c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, mine, safety and health protection, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Schedule 3.17, there are no Proceedings against the Company pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

          (d) The Company has complied in all material respects with the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act.

          (e) The employees, consultants, and independent contractors listed on Schedule 3.17 constitute all such employees, consultants, and independent contractors working at and on the Project, and each such person is employed or engaged by the Company.

     3.18 Suppliers. Schedule 3.18 sets forth a list of the top ten (10) suppliers of the Company (determined on the basis of cost of items purchase for each of the last two (2) fiscal years). No supplier set forth on Schedule 3.18 has ceased or materially reduced its supply of materials or goods or provision of services to the Company since December 31, 2011, or to the Knowledge of the Seller, has threatened to cease or materially reduce such supply or provision after the date hereof, other than as set forth in Schedule 3.18. To the Knowledge of the Seller, no such supplier is currently in, or threatened with, bankruptcy or insolvency.

     3.19 Employee Benefit Plans and Matters.

          (a) Schedule 3.19 contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which the Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 3.19, each, a “Benefit Plan”).

          (b) With respect to each Benefit Plan, the Seller has made available to the Purchaser accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

          (c) Except as set forth in Schedule 3.19, each Benefit Plan (other than any multi-employer plan within the meaning of Section 3(37) of ERISA (each a “Multi-employer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such, opinion or advisory letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. To the Knowledge of the Seller, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, the Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Schedule 3.19, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

          (d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

          (e) With respect to each Benefit Plan (i) except as set forth in Schedule 3.19, no such plan is a Multi-employer Plan, and all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multi-employer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Proceeding has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Schedule 3.19 has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

          (f) Except as set forth in Schedule 3.19 and as required by applicable Law, no provision of any Benefit Plan could reasonably be expected to result in any limitation on the Purchaser or any of its Affiliates from amending or terminating any Benefit Plan. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

          (g) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

          (h) There is no pending or, to Seller's Knowledge, threatened Proceeding relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

          (i) There has been no amendment to, announcement by the Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

          (j) Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

          (k) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

     3.20 Forecasts. The forecasts, projections, estimates, business plans and budgets that have been provided to the Purchaser or its representatives by the Seller or its representatives with respect to the Company, its Business or the Project are the forecasts, projections, estimates, business plans and budgets that were prepared by or for the Seller in the Ordinary Course of Business. Without limiting the generality of the foregoing, the Purchaser acknowledges that the Seller has not made any representations or warranties to the Purchaser regarding any forecasts, projections, estimates, business plans or budgets, or mineral reserves or resources and there are not and shall not be deemed to be representations or warranties of the Seller in respect of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows, future financial condition (or any component thereof) or future reserves or resources.

     3.21 Unlawful Payments and Contributions. None of the Seller, the Company, or any of their respective directors, managers, officers or any other employees or agents have (i) used any of the Company’s funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from Company funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, in connection with the Company’s business, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity with respect to matters pertaining to the Company or the Business.

     3.22 Books and Records. The minute books and stock record books of the Company, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the members, the manager, the board of directors, the board of managers and any committees of the board of directors of the Company (in each case, as applicable), and no meeting, or action taken by written consent, of any such stockholders, members, managers, board of directors, board of manager or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

     3.23 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Project and the Company's Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

     3.24 Full Disclosure. To the Knowledge of the Seller, the representations and warranties made by the Seller in this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary to make any statement in light of the circumstances in which they were made, not misleading.

     3.25 Brokers. No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser represents and warrants to the Seller that the statements contained in this Article 4 are true and correct as of the Closing Date, as follows:

     4.1 Corporate Status and Authority. The Purchaser is a limited partnership, validly existing and in good standing under the laws of the British Virgin Islands. The Purchaser has all requisite company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which it is a party have been duly authorized by the Purchaser, which constitutes all necessary company action on the part of the Purchaser for such authorization. This Agreement has been duly executed and delivered by the Purchaser and, assuming valid execution and delivery by the Seller, constitutes the valid and binding obligation of the Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles. Upon the Closing, the Transaction Documents shall be duly executed and delivered by the Purchaser and shall constitute the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

     4.2 No Conflicts. Except as set forth in Schedule 4.2:

          (a) Organization Documents. The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which it is respectively a party and the consummation of the transactions contemplated hereby and thereby will not result in: (i) any conflict with the Organizational Documents of the Purchaser, or (ii) any breach or violation of or default under, or result in the creation or imposition of any Lien under, any statute, regulation, judgment, order or decree, or any mortgage, deed of trust, indenture, security agreement, pledge or any other similar instrument to which the Purchaser is a party or by which the Purchaser or any of its respective properties or assets are bound.

          (b) Governmental Consents. Except as set forth in Schedule 3.4(b), no consent, approval or authorization of or filing with any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement and the Transaction Documents to which they it is a party or the consummation of the transactions contemplated hereby and thereby, except such filings, consents or approvals which, if not made or obtained prior to Closing, are not reasonably expected to have a Material Adverse Effect on the ability of the Purchaser to perform its obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby.

     4.3 Litigation. There is no claim, legal action, suit, arbitration, governmental investigation or other proceeding, nor any order, decree or judgment, in progress, pending or in effect, nor, to the Knowledge of the Purchaser, threatened, which is related to the transactions contemplated by this Agreement or any such action taken or to be taken by the Purchaser pursuant to or in connection with this Agreement.

     4.4 Speculative Investment. The Purchaser recognizes that: (i) the purchase of the Purchased Membership Interest involves a high degree of risk, is speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and/or the Class A Units; (ii) the Purchaser may not be able to liquidate its investment; (iii) transferability of the Class A Units is limited; and, (iv) in the event of a disposition of the Purchased Membership Interest, the Purchaser could sustain the loss of its entire investment.

     4.5 Accredited Investor. The Purchaser represents that the Purchaser is an “accredited investor” for purposes of applicable securities Laws.

     4.6 Securities Not Registered. The Purchaser is acquiring the Purchased Membership Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Class A Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Class A Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

     4.7 Legended Certificates. The Purchaser consents to the placement of a legend on any certificate or other document evidencing the Class A Units substantially as set forth in the LLC Agreement, that such Class A Units have not been registered under the Securities Act of 1933, as amended, or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. The Purchaser is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the Class A Units.

     4.8 Brokers. No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser and any of its Affiliates, except for any of the foregoing that will be paid solely by the Purchaser.

ARTICLE 5
COVENANTS

     The Purchaser, the Seller and the Company each covenant and agree as follows:

     5.1 Further Assurances; Transfer of Certain Assets.

          (a) From time to time from and after the Closing Date, each of the Parties hereto will, at their own cost and expense, execute and deliver such further instruments, assignments, certificates and documents and will take such other actions as the Purchaser or the Seller, as the case may be, may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date: (i) at the request of the Purchaser, the Seller will execute and deliver or cause to be executed and delivered such other instruments, assignments, certificates and documents and take or cause to be taken such actions as the Purchaser may reasonably deem necessary in order to consummate the transactions contemplated by this Agreement and to effectuate the purposes and intent of this Agreement and (ii) at the request of the Seller, the Purchaser will execute and deliver such other instruments, assignments, certificates and documents and agreements, and take such action, as the Seller may reasonably deem necessary in order to consummate the transactions contemplated hereby and to effectuate the purposes and intent of this Agreement.

          (b) Following the Closing, to the extent not transferred and assigned at or prior to the Closing, the Seller shall immediately transfer and assign, or cause to be transferred and assigned, to the Company all Permits, Bonds, Real Property Leases, Contracts, employees and other assets and property that are currently owned by or in the name of the Seller, but that are used by or for the benefit of the Company or are used for the operation of the Project or the Business, in each case without any further or additional consideration therefor. To the extent that any other asset or property primarily used for the Project or the Business is titled or owned in the name of the Seller, the Seller shall immediately transfer and assign, or cause to be transferred and assigned, to the Company such asset or property, in each case without any further or additional consideration therefor. The Seller shall take all actions necessary to effectuate such transfers and assignments, and the Seller shall not willfully take any action that will have the effect of delaying, impairing or impeding any such transfer or assignment or the receipt of any consent, authorization, order or approval therefor.

          (c) Effective on the Closing Date, the Seller, the Purchaser and the Company shall enter into the Transition Services Agreement for the provision of administrative, operational, employee and other transitional services by the Seller to the Company during an initial transition period of six (6) months commencing on the Closing Date, as such period may be extended pursuant to the terms of the Transition Services Agreement, in each case without any further or additional consideration other than the Purchase Price and the consideration set forth herein.

          (d) Notwithstanding the delivery of the Preliminary Disclosure Schedules at the Closing, the Seller, the Purchaser and the Company agree to create and finalize the Disclosure Schedules by the date that is thirty (30) days following the Closing Date. Each Party shall notify the others in writing of its acceptance of the final Disclosure Schedules, and no Party shall willfully take any action that would have the effect of delaying, impairing or impeding the creation and acceptance of the Disclosure Schedules.

     5.2 Disclosure Schedules.

          (a) Delivery. Simultaneously with the execution hereof, the Seller is delivering to the Purchaser disclosure Schedules as contemplated by this Agreement (the “Preliminary Disclosure Schedules”), and the Parties hereto agree that they shall cooperate with each other and work to create final, full, complete and accurate disclosure Schedules with respect to the information set forth in the Preliminary Disclosure Schedules together with a full, complete and accurate specification of the assets and Liabilities of the Company, including all Real Property, Contracts, Permits, Bonds, employees, insurance policies, Benefit Plans and other assets and Liabilities of the Company, which shall be completed by the date that is no later than thirty (30) days following the Closing Date, with such final disclosure Schedules to be reasonably acceptable to the Seller, the Purchaser and the Company (with such final disclosure Schedules being the “Disclosure Schedules”). References to Schedules in Article 3 of this Agreement shall be deemed to be references to the Preliminary Disclosure Schedules for the purpose of the Closing, and following the preparation and acceptance of the Disclosure Schedules as described herein, references to Schedules in Article 3 of this Agreement shall be deemed to be references to the Disclosure Schedules.

          (b) Interpretation. The exhibits and attachments to the Preliminary Disclosure Schedules and the Disclosure Schedules form an integral part of such Preliminary Disclosure Schedules and such Disclosure Schedules and are incorporated by reference for all purposes as if set forth fully therein. The Parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party hereto has breached any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter which the breaching Party has not breached shall not detract from or mitigate the fact that the breaching Party is in breach of the first representation, warranty or covenant.

     5.3 Taxes.

          (a) Apportionment of Taxes. For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Straddle Period will be apportioned between the portion of the Straddle Period that extends before the Closing Date up through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.3(a). The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any Taxes not based on income, receipts, proceeds, profits, payroll or expenditures or similar items, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (b) in the case of any other Taxes, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. Seller will be liable for the payment of all Taxes of each of the Company that are attributable to any Pre-Closing Tax Period or any Pre-Closing Straddle Period.

          (b) Seller Tax Returns. Seller will prepare or cause to be prepared, for the Company, all income Tax Returns required to be filed by the Company for all Pre-Closing Tax Periods (“Seller Income Tax Returns”). With respect to transactions that are in all material respects similar to transactions that occurred in prior periods, such Seller Income Tax Returns shall be prepared in a manner consistent with past practice of the Company in preparing its Tax Returns unless contrary to applicable Law. All such Seller Income Tax Returns shall be delivered to Purchaser by Seller no later than thirty (30) days prior to the due date thereof (taking into account the extension of time for filing). Purchaser shall be permitted to review and comment on all Seller Income Tax Returns to the extent they related to (i) the income or operations of the Company or (ii) items of income gain, loss or deduction recognized in connection with the transactions contemplated herein. The cost of preparing such Seller Income Tax Returns shall be borne by the Seller. At the request of Seller, Purchaser shall cause the Company to execute and timely file (taking into account the extension of time for filing) the Seller Income Tax Returns in the form prepared by the Seller in accordance with this Agreement.

          (c) Tax Contests. Purchaser and the Seller shall, to the extent requested in writing by the other Party and at the cost and expense of such requesting Party, use all reasonable efforts to cooperate with each other and their respective representatives, in a prompt and timely manner, in conjunction with any inquiry, audit, examination, investigation, dispute or litigation involving any Tax Return relating to the Company or the Business which may affect the liability of each of the Purchaser and the Seller for Taxes under this Agreement. Such cooperation shall include, but not be limited to, making available to the Seller or Purchaser, as the case may be, during normal business hours, and within ten (10) Business Days of any reasonable request therefor, all books, records and information, and the assistance of all officers and employees, reasonably required in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter.

          (d) Allocation of Purchase Price. Seller and Purchaser acknowledge that the purchase of interests in the Company contemplated by this Agreement will be treated for U.S. federal income tax purposes as a purchase of a 60% undivided interest in the assets of the Company followed by a contribution by Purchaser of such undivided interest to a partnership under Section 721 of the Code. Purchaser and the Seller acknowledge that, under Section 1060 of the Code, Purchaser and the Seller must report information regarding the allocation of the Purchase Price to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income tax returns for the tax period which includes the Closing Date. Purchaser and the Seller agree to report for federal income Tax purposes in accordance with (i) the tax treatment described in this Section 5.3(d), and (ii) the valuation of the Purchase Price and the allocation of the Purchase Price to be jointly prepared by the Seller and the Purchaser within thirty (30) days following the Closing Date (the “Valuation and Allocation Schedule”). The Seller and the Purchaser agree to cooperate with one another and to jointly prepare a mutually agreeable Valuation and Allocation Schedule within such thirty (30) day period following the Closing Date. The valuation and allocations set forth in the Valuation and Allocation Schedule shall be conclusive and binding on Purchaser and the Seller for all purposes. Purchaser and the Seller agree that they shall prepare and file United States Treasury Form 8594, consistent with the Valuation and Allocation Schedule, with their applicable tax returns for the taxable year of the transactions contemplated hereby.

          (e) Transfer Taxes. Seller shall be responsible for the payment of, and shall timely pay, all transfer, sales, documentary, use, stamp, registration and other similar real property recording Taxes (including any penalties and interest thereon) incurred in connection with this Agreement, the conveyance of the Real Property and the transactions consummated in this Agreement (the “Transfer Taxes”). Seller shall properly prepare and execute all certificates and declarations of value and Transfer Tax Returns in connection with the transactions contemplated in this Agreement and be solely responsible therefor except that Purchaser will execute any such document required to be executed by Purchaser. The Parties shall cooperate in obtaining any exemption for, or reduction in, Transfer Taxes available under applicable Laws.

     5.4 Fees and Expenses. Except as otherwise specifically provided in this Agreement, the Seller, on the one hand, and Purchaser, on the other hand, shall each bear and pay its own fees, costs and expenses incurred (including fees, disbursements and other costs of any brokers, finders, investment bankers, financiers, attorneys, accountants, consultants and other advisors) in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

ARTICLE 6
CONDITIONS PRECEDENT OF PURCHASER

     6.1 Conditions Precedent. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions precedent (unless waived in the sole discretion of the Purchaser):

          (a) Representations, Warranties and Obligations of the Seller. The representations and warranties contained in Article 3 shall be true and correct as of the Closing Date. The Seller shall have duly performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by them at or before the Closing.

          (b) Deliveries. The Seller shall have delivered to the Purchaser:

          (i) An officer’s certificate, dated as of the Closing Date and signed by the President or chief executive officer of the Seller, as to the fulfillment of the conditions set forth in Section 6.1(a);

          (ii) A certificate of the Secretary (or equivalent officer) of the Seller certifying that attached thereto are (i) true and complete copies of the certificate of incorporation and bylaws of the Seller, (ii) true and complete copies of the resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect, and (iii) the names and true signatures of the officers and directors of each of the Seller signing this Agreement or any Transaction Document;

          (iii) A certificate of valid existence and good standing of the Seller in each jurisdiction in which the operation of its business or the ownership of its assets requires it to be qualified, issued not earlier than five (5) days prior to the Closing Date;

          (iv) A certificate of valid existence and good standing of the Company in each jurisdiction in which the operation of its business or the ownership of its assets requires it to be qualified, issued not earlier than five (5) days prior to the Closing Date; and

          (v) A certificate dated the Closing Date signed by an appropriate executive officer of the Seller pursuant to Treasury Regulations Section 1.1445 -2(b) certifying that the Seller is not a foreign person within the meaning of Section 1445 of the Code (the “FIRPTA Certificate”).

          (c) Membership Interests.

          (i) The Seller shall have delivered certificates representing 6,000,000 Class A Units of the Company, which shall be equal to sixty percent (60%) of the then issued and outstanding ownership interests in the Company, free and clear of any Lien or restriction, except as set forth in the LLC Agreement, duly endorsed in blank or accompanied by unit powers or other instruments of transfer duly executed in blank; and

          (ii) The Seller shall have executed and delivered the Membership Interest Assignment with respect to the Purchased Membership Interest to the Purchaser.

          (d) Transaction Documents. The Seller shall have executed and delivered all other Transaction Documents and any other instruments reasonably required by the Purchaser to be executed at or before Closing in connection with the transactions contemplated hereby.

          (e) Limited Liability Company Operating Agreement; Transition Services Agreement.

          (i) The Seller shall have executed and delivered the Amended and Restated Limited Liability Company Agreement, in substantially the form attached hereto as Exhibit B; and

          (ii) The Seller shall have executed and delivered the Transition Services Agreement, in substantially the form attached hereto as Exhibit C.

          (f) Consents and Approvals.

          (i) All consents, authorizations, orders, approvals or waivers from Governmental Authorities necessary to consummate the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser at or prior to the Closing; and

          (ii) All consents, authorizations, orders, approvals or waivers from all Persons necessary to consummate the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser at or prior to the Closing.

          (g) Material Adverse Change. There shall have been no change which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company, the Project or the Business.

          (h) No Injunction. There shall not be in effect any injunction or other order or any statute, ruling or Law issued by a court of competent jurisdiction or Governmental Authority restraining, enjoining or prohibiting, and no such action or proceeding by any Governmental Authority or third Person shall be pending before any court of competent jurisdiction or threatened in writing to restrain, enjoin or prohibit the consummation of, or challenge the validity or legality of, the transactions contemplated by this Agreement.

          (i) No Pending Action. No action, suit or other proceeding by any Person to restrain or prohibit the transactions contemplated by this Agreement and the Transaction Documents shall be pending.

          (j) Conduct of Operations. After the Closing, the Company shall be able to continue to operate and manage the Project and conduct the Business in substantially the same manner as it is conducted immediately prior to Closing.

          (k) Conversion of Intercompany Debt. Prior to the Closing, all intercompany indebtedness owed by the Company to the Seller shall have been forgiven or converted into equity in the Company.

          (l) Other. All actions taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby are reasonably satisfactory in form and substance to the Purchaser.

     6.2 Waiver. The Purchaser may waive in writing the fulfillment or satisfaction of any or all of the conditions set forth in Section 6.1 of this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT OF THE SELLER

     7.1 Conditions Precedent. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions precedent (unless waived in the sole discretion of the Seller):

          (a) Representations, Warranties and Obligations of Purchaser. The representations and warranties contained in Article 4 shall be true and correct as of the Closing Date. The Purchaser shall have duly performed and complied in all Material respects with all agreements contained herein required to be performed or complied with by it at or prior to the Closing.

          (b) Deliveries. The Purchaser shall have delivered to the Seller:

          (i) a certificate, dated the Closing Date and signed by an officer, as to the fulfillment of the conditions set forth in Section 7.1(a); and

          (ii) a certificate of the Secretary of the Purchaser certifying that attached thereto are (i) true and complete copies of the certificate of incorporation and bylaws of Purchaser, (ii) true and complete copies of the resolutions adopted by the boards of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect, and (iii) the names and true signatures of the officers and directors of Purchaser signing this Agreement or the Transaction Documents.

          (c) Transaction Documents. The Purchaser shall have executed and delivered all Transaction Documents or other instruments to which each is a party required to be executed at or before Closing in connection with the transactions contemplated hereby.

          (d) No Injunction. There shall not be in effect any injunction or other order or any statute, ruling or Law issued by a court of competent jurisdiction or Governmental Authority restraining, enjoining or prohibiting, and no such action or Proceeding by any Governmental Authority or third Person shall be pending before any court of competent jurisdiction or threatened in writing to restrain, enjoin or prohibit the consummation of, or challenge the validity or legality of, the transactions contemplated by this Agreement.

          (e) No Pending Action. No action, suit or other proceeding by any Person to restrain or prohibit the transactions contemplated by this agreement and the Transaction Documents shall be pending.

     7.2 Waiver. The Seller may waive in writing the fulfillment or satisfaction of any or all of the conditions set forth in Section 7.1 of this Agreement.

ARTICLE 8
INDEMNIFICATION

     8.1 Indemnity by the Seller. Subject to the limitations contained in Sections 8.7, 8.8 and 8.9, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Purchaser and each of its Affiliates, and their respective directors, officers, partners, managers, members, shareholders, unitholders, employees, agents and representatives (each of whom may be an Indemnitee pursuant to this Section 8.1) (collectively, the “Purchaser Indemnitees”) from and against, and pay and reimburse each such Purchaser Indemnitee for, whether or not any of the following Losses arise out of any Third-Party Claim, the following:

          (a) Third-Party Claims. Any and all Third-Party Claims which may be asserted or claimed against any such Purchaser Indemnitee or which any such Purchaser Indemnitee shall incur or suffer to the extent that such Third-Party Claims arise out of, result from or relate to: (i) any untrue or inaccurate representation or breach of warranty of the Seller in this Agreement or (ii) a default or breach of any covenant or agreement made by the Seller under this Agreement.

          (b) Breach of Representation, Warranty, Covenant, Etc. Any and all Losses which may be asserted or claimed against such Purchaser Indemnitee or which such Purchaser Indemnitee may incur, suffer or be liable or responsible for and which arise out of, result from or relate to: (i) any untrue or inaccurate representation or breach of warranty of the Seller; or (ii) any default or breach of any covenant or agreement on the part of the Seller.

          (c) Taxes Allocable to Seller. Any of the following Taxes (and all related interest and penalties) (whether imposed or otherwise payable directly, as a successor or transferee, pursuant to a contract or other agreement entered (or assumed) the Company on or prior to the Closing Date, and whether imposed or otherwise payable with respect to the filing of any Tax Return, an adjustment by a Governmental Authority, or otherwise): (i) any Taxes imposed on or payable with respect to the Company with respect to any Pre-Closing Tax Period; (ii) any Taxes of or imposed on the Company as a result of Section 1.1502 -6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or foreign Law) as a result of the Company having been a member of any consolidated, combined, unitary or affiliated group prior to the Closing; (iii) any Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; (iv) any Taxes incurred as a result of the Company’s change from cash accounting to accrual accounting; and (v) all Taxes unpaid as a result of any loss, reduction, or disallowance of any refund (whether as cash or a credit offset against Taxes otherwise payable), that was received or utilized by the Company on or prior to the Closing Date; and (vi) personal property tax owing with respect to equipment or inventory held by the Company.

     8.2 Indemnity by the Purchaser. From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective directors, officers, partners, managers, members, shareholders, unitholders, employees, agents and representatives (each of whom may be an Indemnitee pursuant to this Section 8.2) (collectively, the “Seller Indemnitees”) from and against, and pay and reimburse each such Seller Indemnitee for, whether or not any of the following Losses arise out of any Third-Party Claim, the following:

          (a) Third-Party Claims. Any and all Third-Party Claims which may be asserted or claimed against any such Seller Indemnitee, or which any such Seller Indemnitee shall incur or suffer to the extent that such Third-Party Claims arise out of, result from or relate to: (i) any untrue or inaccurate representation or breach of warranty of the Purchaser in this Agreement or (ii) a default or breach of any covenant or agreement made by the Purchaser in this Agreement.

          (b) Breach of Representation, Warranty, Covenant, Etc. Any and all Losses which may be asserted or claimed against any such Seller Indemnitee or which any such Seller Indemnitee shall incur, suffer or be liable or responsible for and which arise out of, result from or relate to: (i) any untrue or inaccurate representation or breach of warranty of the Purchaser in this Agreement; or (ii) any default or breach of any covenant or agreement on the part of the Purchaser under this Agreement.

     8.3 Notification of Claims. In no case shall any Indemnitor under this Agreement be liable for indemnification under this Agreement with respect to any Third-Party Claim against any Indemnitee unless the Indemnitee shall have delivered to the Indemnitor a Claim Notice and the following conditions are satisfied:

          (a) Timely Delivery of Claim Notice. Except as provided in Sections 8.3(b) or 8.3(c), no right to indemnification under this Article 8 shall be available to an Indemnitee with respect to a Third-Party Claim unless the Indemnitee shall have delivered to the Indemnitor within the Notice Period, and within the applicable time period provided in Section 8.7(a), a notice describing in reasonable detail the facts giving rise to such Third-Party Claim (a “Claim Notice”) and stating that the Indemnitee intends to seek indemnification for such Third-Party Claim from the Indemnitor pursuant to this Article 8.

          (b) Late Delivery of Claim Notice. If, in the case of a Third-Party Claim, a Claim Notice is not given by the Indemnitee within the Notice Period, the Indemnitee shall nevertheless be entitled to be indemnified under this Article 8 except to the extent that the Indemnitor can establish that it has been prejudiced by such time elapsed, so long as such Claim Notice is delivered within the applicable time period provided in Section 8.7(a).

          (c) Paid or Settled Claims. If a Claim Notice is not given by the Indemnitee prior to the payment or settlement of a Third-Party Claim, the Indemnitee shall be entitled to be indemnified under this Article 8 only to the extent that the Indemnitee can establish that the Indemnitor has not been prejudiced by such payment or settlement.

     8.4 Defense of Claims. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third-Party Claim, the Indemnitor shall have the right to assume and control the defense thereof (and any related settlement negotiations) with counsel reasonably satisfactory to such Indemnitee, and the Indemnitee shall cooperate in all reasonable respects in such defense. The Indemnitee shall have the right to employ separate counsel at such Indemnitee’s expense in any action or claim and to participate in the defense thereof; provided, however, that the reasonable fees and expenses of counsel employed by the Indemnitee shall be at the expense of the Indemnitor if such counsel is retained pursuant to the following sentence or if the employment of such counsel has been specifically authorized (in the reasonable discretion of the Indemnitor) in writing by the Indemnitor. If the Indemnitor does not notify the Indemnitee within thirty (30) days after receipt of the Claim Notice of its intention to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to defend the claim with counsel of its choosing reasonably satisfactory to the Indemnitor. Notwithstanding anything to the contrary contained in this Section 8.4, (i) the Indemnitee shall have the right to employ separate counsel, at its own expense, if there shall be available to the Indemnitee one or more defenses or one or more counterclaims which conflicts with one or more defenses or one or more counterclaims available to the Indemnitor and (ii) the Indemnitor shall not be entitled to control (but shall be entitled participate at its own expense in the defense of), and the Indemnitee (at its sole expense) shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim to the extent such Third-Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnitee which, if successful, would reasonably be expected to have a Material Adverse Effect on the Indemnitee; provided that if an Indemnitee assumes sole control of the defense or settlement of such order, injunction, non-monetary or other equitable relief with respect to any Third-Party Claim pursuant to the foregoing clause (ii), the Indemnitee shall not be entitled to indemnification from the Indemnitor with respect to Losses associated therewith. The Indemnitee shall send a written notice to the Indemnitor of any proposed settlement of any claim, which settlement the Indemnitor may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such 30-day period shall be deemed an acceptance of such settlement.

     8.5 Access and Cooperation. After the Closing Date, the Purchaser and the Seller shall (i) each fully cooperate with the reasonable requests of the other as to all Third-Party Claims, shall make available to the other, as reasonably requested, all information, records and documents relating to all Third-Party Claims and shall preserve all such information, records and documents until the termination of any Third-Party Claim and (ii) make available to the other, as reasonably requested, personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any Third-Party Claim.

     8.6 Assessment of Claims. In the event that any of the Losses for which an Indemnitor is or is allegedly responsible pursuant to Sections 8.1 or 8.2 are recoverable or potentially recoverable against any third party at the time when payment is due hereunder, following payment by the Indemnitor to the Indemnitee for such Losses the Indemnitee shall assign any and all rights that it may have to recover such Losses to the Indemnitor, or, if such rights are not assignable under applicable law or otherwise, the Indemnitee shall attempt in good faith to collect any and all Losses on account thereof from such third party for the benefit of, and at the expense and direction of, the Indemnitor.

     8.7 Survival of Representations and Warranties; Knowledge of Breach; No Additional Representations.

          (a) All representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect thereafter, regardless of any investigation, due diligence, review or analysis made or to be made by or on behalf of any Party hereto or any prior knowledge with respect thereto, for a period of twenty-four (24) months following the Closing Date, except for the representations and warranties of the Seller provided for in Section 3.1 (Corporate Status and Authority), Section 3.2 (Organization of Company), Section 3.3 (Membership Interests), Section 3.4 (No Conflicts), Section 3.6 (Absence of Undisclosed Liabilities), Section 3.10 (Permits; Bonds; Compliance with Law), Section 3.12 (Taxes), and Section 3.14 (Environmental Compliance), each of which shall survive the Closing hereunder and continue in full force and effect thereafter, regardless of any investigation, due diligence, review or analysis made or to be made by or on behalf of any Party hereto, until 90 days after the expiration of the statute of limitations applicable thereto (collectively, the foregoing representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.10, 3.12, and 3.14 are referred to herein as the “Specified Representations”). Except as set forth in this Section 8.7, an Indemnitor’s obligation to an Indemnitee under this Article 8 with respect to any representation or warranty shall expire at the end of the time period set forth in this paragraph, except with respect to any matter set forth in a written notice delivered by an Indemnitee prior to such expiration. Any representation or warranty serving as the basis of a claim in a written notice shall survive the time periods set forth in this paragraph until such claim is finally resolved. Except as otherwise provided in this Section 8.7(a), the covenants and agreements of the Parties set forth in this Agreement shall survive the Closing until such covenants and agreements have been fully performed in all respects.

          (b) Any due diligence, investigation, analysis, access to records, data, personnel, facilities and information, sophistication, experience, document review and any other actual or deemed sources of knowledge, data, analysis or information outside the express provisions of this Agreement, the representations and warranties given herein and the Schedules attached hereto, shall in no way limit or be deemed to limit, qualify or otherwise waive or affect the scope, purpose, intent, effect or validity or reliance on any representation, warranty or condition or increase or heighten any materiality standard or threshold contained herein.

     8.8 Consequential and Punitive Damages. The Purchaser, on one hand, and the Seller, on the other hand, agree that none of the Purchaser or the Seller shall be liable to the other with respect to, and each Party hereby waives, incidental, consequential or punitive damages under this Agreement or the Transaction Documents or in the performance of the transactions contemplated hereby or thereby, unless such incidental, consequential or punitive damages are components of or claimed as part of a Third-Party Claim or Losses associated with or related to a Third-Party Claim, in which case such incidental, consequential or punitive damages or claims therefor shall be covered by the indemnification provisions of this Agreement and shall be included in and as a part of Losses.

     8.9 Certain Limitations. The indemnification provided for in Section 8.1 with respect to Section 8.1(a)(i) and Section 8.1(b)(i) and in Section 8.2 with respect to Section 8.2(a)(i) Section 8.2(b)(i) shall be subject to the following limitations:

          (a) The Seller shall not be liable to any Purchaser Indemnitee for indemnification under Section 8.1(a)(i) or Section 8.1(b)(i) until the aggregate of all Losses in respect of indemnification under Section 8.1(a)(i) and Section 8.1(b)(i) exceeds $10,000 on a cumulative basis (the “Deductible”), in which event the Seller shall only be required to pay or be liable for Losses in excess of the Deductible; provided, that the Deductible shall not apply to (i) Losses arising as a result of an inaccuracy or breach of a Specified Representation, or (ii) Losses incurred by a Purchaser Indemnitee as a result of fraud.

          (b) The Seller shall not be liable to any Purchaser Indemnitee for Losses in excess of an aggregate of the Purchase Price (the “Cap”) with respect to indemnification under Section 8.1(a)(i) and Section 8.1(b)(i); provided, that the Cap shall not apply to: (i) Losses arising as a result of an inaccuracy or breach of a Specified Representation, or (ii) Losses incurred by a Purchaser Indemnitee for Losses incurred as a result of fraud.

          (c) The Purchaser shall not be liable to any Seller Indemnitee for indemnification under Section 8.2(a)(i) or Section 8.2(b)(i) until the aggregate of all Losses in respect of indemnification under Section 8.2(a)(i) and Section 8.2(b)(i) exceeds $10,000 on a cumulative basis (the “Purchaser Deductible”), in which event the Purchaser shall only be required to pay or be liable for Losses in excess of the Purchaser Deductible; provided, that the Purchaser Deductible shall not apply to Losses incurred by a Seller Indemnitee as a result of fraud.

          (d) The Purchaser shall not be liable to any Seller Indemnitee for Losses in excess of an aggregate of the Purchase Price (the “Purchaser Cap”) with respect to indemnification under Section 8.2(a)(i) and Section 8.2(b)(i); provided, that the Purchaser Cap shall not apply to Losses incurred by a Seller Indemnitee for Losses incurred as a result of fraud.

          (e) Once a Loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article 8, the Indemnitor shall satisfy its obligations within 15 Business Days of such agreement or such final adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnitor not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnitor or final adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

          (f) Notwithstanding Section 8.9(e), in the event that the Indemnitee consents in its sole discretion, once a Loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article 8, an Indemnitor may satisfy its obligations (in whole or in part, at the sole discretion of the Indemnitee and depending on the amount then due and the value of Class A Units to be assigned) within 15 Business Days of such agreement or such final adjudication by the transfer and assignment of Class A Units to the Indemnitee (with the value of such Class A Units to be determined in accordance with the valuation provisions of the LLC Agreement). If an Indemnitor desires to satisfy its obligations by the transfer and assignment of Class A Units to an Indemnitee, the Indemnitor will provide a written notice thereof to the Indemnitee, and the Indemnitee will have 15 Business Days to accept or reject, in its sole discretion, such proposed satisfaction of a Loss. The Parties hereto agree that should an Indemnitor fail to complete the transfer and assignment of such Class A Units to the Indemnitee within 15 Business Days following the Indemnitee’s acceptance, any amount payable shall accrue interest from and including the date of agreement of the Indemnitor or final adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. If an Indemnitee rejects the satisfaction of a Loss by the transfer of Class A Units, then the Indemnitor shall pay the Indemnitee in immediately available funds in accordance with Section 8.9(e).

     8.10 Insurance. Payments by an Indemnitor in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnitee in respect of any such claim. The Indemnitee shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Loses prior to or concurrent with seeking indemnification under this Agreement.

     8.11 Mitigation. Each Indemnitee shall take all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring reasonable costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss, to the extent required by Law.

     8.12 Offset. Once a Loss is agreed to by an Indemnitor or finally adjudicated to be payable pursuant to this Article 8, the Parties hereto agree that any such amount owed by a Party may be offset and deducted from any dividend, distribution, or other amount owed or payable by an Indemnitee to any Indemnitor before payment and the amount of such sum deducted will nonetheless be treated as paid to such Indemnitor.

     8.13 Limitation on Indemnification. Effective upon Gryphon’s deemed resignation from the Company as a Member thereof in exchange for a 3.5% Net Profit Interest, all in accordance with Section 3.11 of the LLC Agreement, the indemnification obligations of Gryphon under Section 8.1 of this Agreement shall terminate effective as of the Resignation Effective Date (as defined in the LLC Agreement).

     8.14 Third-Party Beneficiaries. All Persons included with the terms “Purchaser Indemnitees” and “Seller Indemnitees” are intended third-party beneficiaries of this Article 8 and shall have the right to enforce the benefits intended to be conferred upon each them under this Article 8 as though they were parties to this Agreement.

ARTICLE 9
MISCELLANEOUS

     9.1 Amendment. This Agreement shall not be amended or modified except by an agreement in writing duly executed by each of the Purchaser and the Seller.

     9.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, contains all of the terms and conditions agreed upon by the Parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, discussions, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

     9.3 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if personally delivered to the person identified below, (ii) three (3) days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, (iii) one (1) Business Day after delivery to any overnight express courier service, and (iv) on the Business Day of receipt if sent by facsimile or other customary means of telecommunication, provided receipt thereof is electronically or orally confirmed and a copy thereof is sent in the manner provided by clause (i) hereof, addressed as follows:

(a)	If to the Seller:

Gryphon Gold Corporation
611 North Nevada Street
Carson City, Nevada 89703
Attention: Jim O’Neil
Facsimile: 604-608-3262

(b)	If to the Purchaser:

Waterton Global Value, L.P.
Borealis Holdings LLC
Folio House
P.O. Box 800
Road Town, Tortola, VG1110
British Virgin Islands
Attention: Peter Poole
Facsimile: (284) 494-8356/7422

with a copy (not constituting notice) to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attention: Joel Benson, Esq.
Telephone: 303-892-9400
Facsimile: 303-893-1379

     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.3. Copies delivered to outside counsel shall not constitute notice.

     9.4 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

     9.5 Waiver; Survival. Waiver of any term or condition of this Agreement by either of the respective Parties shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition, of this Agreement. Except as otherwise specifically provided herein, the rights and obligations of Purchaser and the Seller contained herein shall survive the Closing.

     9.6 Binding Effect; Assignment. This Agreement is binding upon and inures to the benefit of each Party hereto and each Party’s respective successors and assigns. The Purchaser hereto may assign its rights and obligations under this Agreement, or any portion of such rights and obligations, including all or any portion of the Purchased Membership Interest, to one or more Affiliates or other persons without the consent of the other Parties.

     9.7 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed to constitute an original and the same instrument.

     9.8 Governing Law; Consent to Jurisdiction.

          (a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado without regard to its conflict of laws principles.

          (b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Colorado state court in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Colorado state court or, to the extent permitted by law, in federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment of in any other manner provided by Law.

          (c) Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Colorado state court. Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court.

          (d) Each Party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and, therefore, it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

     9.9 Specific Performance. Each of the Seller and the Purchaser acknowledges and agrees that the other would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Seller or Purchaser could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser or the Seller may be entitled, at law or in equity, each shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches of any of this provisions of this Agreement, without posting any bond or other undertaking.

     9.10 Headings. The headings in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

     9.11 Exhibits and Schedules. The Exhibits and Schedules to this Agreement form part of this Agreement and are incorporated herein by reference and expressly made a part hereof.

     9.12 Electronic Signatures. Each of the Parties hereto agrees that (i) any signed document transmitted by facsimile transmission, e-mail, portable document format (.pdf) or other electronic transmission shall be treated in all manner and respects as an original document, (ii) the signature of any Party on such a document shall be considered an original for all purposes under this Agreement and the Transaction Documents, (iii) any document signed by facsimile, e-mail, portable document format (.pdf) or other electronic transmission shall be considered to have the same binding and legal effect as an original document and (iv) at the request of any Party hereto, any such document shall be re-executed by all of the Parties hereto in its original form. Each of the Parties further agrees that they shall never raise the use of a signature transmitted by facsimile, e-mail, portable document format (.pdf) or other electronic transmission as a defense to this Agreement or any Transaction Document and hereby forever waives such defense.

     9.13 Acknowledgements. Each of the Parties hereto hereby confirms and acknowledges that:

          (a) it has been advised by its own legal counsel in the negotiation, preparation, execution and delivery of this Agreement and each other Transaction Document;

          (b) this Agreement and the other Transaction Documents shall not be construed against any party or more favourably in favor of any party based upon which party drafted the same, it being agreed and acknowledged that all parties contributed substantially to the negotiation and preparation of this Agreement and the other Transaction Documents;

          (c) the Purchaser has no fiduciary relationship with or duty to the Seller or the Company arising out of or in connection with this Agreement or any other agreement, arrangement, instrument or investment, and the relationship between the Purchaser, on one hand, and the Seller and the Company, on the other hand, in connection herewith is solely that of arms-length contractual counter-parties;

          (d) neither this Agreement nor the transactions contemplated hereby create a joint venture, partnership, agency relationship or fiduciary duty, and no joint venture, partnership, agency relationship or fiduciary duty shall be deemed to exist, between the Purchaser and the Seller;

          (e) the Purchaser is and has been acting solely as a principal and the Purchaser has not been, is not, and will not be, acting as an advisor, agent or fiduciary for the Seller;

          (f) the Purchaser may be engaged in a broad range of transactions that involve interests that differ from those of the Seller, the Company and their Affiliates, and the Purchaser has no obligation to disclose any of such interests to the Seller, the Company or their Affiliates; and

          (g) neither the Seller nor the Company will claim that the Purchaser has rendered advisory services of any nature or with respect to, or owes a fiduciary or similar duty to, the Seller or the Company in connection with this Agreement, the other Transaction Documents, the transactions contemplated hereby or thereby, or the process leading thereto.

[Signature pages follow]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered with legal and binding effect by their respective authorized representatives as of the day and year first above written.

SELLER:
GRYPHON GOLD CORPORATION

By:
Name: James T. O’Neil Jr.
Title: President and CEO

THE COMPANY:
BOREALIS MINING COMPANY LLC

By:
Name: James T. O’Neil Jr.
Title: Manager

PURCHASER:
WATERTON GLOBAL VALUE, L.P., BY ITS
INVESTMENT MANAGER ALTITUDE
MANAGEMENT LTD.

By:
Authorized Signatory

BOREALIS HOLDINGS LLC

By:
Name: Richard J. Wells
Title: Manager

[Contribution Agreement Signature Page]